Exhibit 5.1

February 6, 2008

The Providence Service Corporation

5524 East Fourth Street

Tucson, AZ 85711

Re:	The Providence Service Corporation Registration Statement on Form S-3

Gentlemen and Ladies:

We have acted as counsel to The Providence Service Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-148092) filed by the Company with the Securities and Exchange Commission on December 14, 2007, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of (i) an aggregate of $70,000,000 principal amount of the Company’s 6.5% Convertible Senior Subordinated Notes due 2014 (the “Notes”) and shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) issuable upon conversion of the Notes (the “Note Shares”) by the holders of such Notes and/or Note Shares and (ii) up to 287,576 shares of Common Stock (“WCG Shares”) issuable upon exchange for or redemption of exchangeable shares (“Exchangeable Shares”) issued by the Company’s subsidiary, PSC of Canada Exchange Corp. (“PSC”), in connection with the Company’s acquisition of WCG International Consultants, Ltd. (“WCG”), by the holders of such WCG Shares. The Notes were issued pursuant to an indenture dated as of November 13, 2007, between the Company and The Bank of New York Trust Company, N.A., (the “Trustee”) as trustee (the “Indenture”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the following documents: (i) the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws; (ii) the Indenture; (iii) the resolutions adopted by the Board of Directors or committee thereof relating to the Notes, Note Shares and WCG Shares; (iv) the Registration Statement (including all exhibits thereto); (v) Share Purchase Agreement, dated as of August 1, 2007, by and among the Company, 0798576 B.C. LTD. (“Holdco”), PSC, WCG, Ian Ferguson, Elizabeth Ferguson, James Rae, Robert Skene, Walrus Holdings Ltd., Darlene Bailey, John Parker and Jenco Enterprises Ltd. (the “Share Purchase Agreement”); (vi) Exchange Trust Agreement, dated as of August 1, 2007, between the Company, Holdco, PSC and Computershare Trust Company of Canada (“Exchange Trust Agreement”); (vii) Support Agreement, reference dated August 1, 2007, between the Company, Holdco and PSC (“Support Agreement”); and

The Providence Corporation

February 6, 2008

(viii) an Officers’ Certificate signed by certain executive officers of the Company. With respect to such examination, we have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined, the genuineness of all signatures and the legal capacity of natural persons.

We have not made any independent investigation in rendering this opinion other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the general corporation laws of the State of Delaware and, with respect to our opinion in clause (i) below, the State of New York. No opinion is expressed as to the laws of any other jurisdiction.

For the purposes of this opinion letter, we have assumed that the Indenture has been duly authorized, executed and delivered by, and represents valid and binding obligations of, the Trustee.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Notes are binding obligations of the Company and (ii) the Note Shares, which may from time to time be issued upon conversion of the Notes, when issued by the Company in accordance with the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

The opinion expressed in clause (i) of the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as the availability of equitable remedies to any person or entity including, but not limited to, specific performance and injunctive relief; (b) no opinion is rendered as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights or remedies of any person or entity.

Based upon and subject to the foregoing, we are of the opinion that the WCG Shares, which may from time to time be issued upon exchange or redemption of the Exchangeable Shares, when issued by the Company in accordance with the Share Purchase Agreement, Exchange Trust Agreement, or Support Agreement, as applicable, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

The Providence Corporation

February 6, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Sincerely,

/s/ Blank Rome LLP
Blank Rome LLP